Exhibit 99.1

News from

COSTCO WHOLESALE CORPORATION RELEASES FOURTH QUARTER AND

FISCAL YEAR 2004 RESULTS OF OPERATIONS AND SEPTEMBER SALES RESULTS

ISSAQUAH, Wash., October 7, 2004 – Costco Wholesale Corporation (Nasdaq: COST) announced today its results of operations for the 16 weeks (fourth quarter) and the 52 weeks (fiscal year) ended August 29, 2004.

Net sales for fiscal 2004, the 52 weeks ended August 29, 2004, were $47.15 billion, an increase of 13% from $41.69 billion during the prior 52-week fiscal year ended August 31, 2003. Comparable warehouse sales increased 10% over the comparable 52-week period of fiscal 2003. Net sales for the 16-week fourth quarter ended August 29, 2004, increased 11% to $14.83 billion from $13.42 billion during the 16-week fourth quarter ended August 31, 2003. Comparable warehouse sales during the 16-week fourth quarter of fiscal 2004 increased 8% over the comparable 16-week period in the prior fiscal year.

Reported net sales were reduced by the implementation of Emerging Issues Task Force Issue No. 03-10 (“EITF 03-10”), “Application of Issue No. 02-16 by Resellers to Sales Incentives Offered to Consumers by Manufacturers,” which was effective at the beginning of the Company’s fiscal 2004 third quarter, February 16, 2004. EITF 03-10, which primarily impacts Costco’s vendor coupon and rebate programs, reduces net sales and merchandise costs by an equal amount and does not affect the Company’s consolidated gross profit or net income. Had EITF 03-10 been in effect for the comparable 52-week and 16-week reporting periods in fiscal 2003, the reported net sales increases relative to those periods this year would have been 14 percent and 12 percent, respectively; and comparable sales increases for the 52-week and 16-week reporting periods would have been 11 percent and 9 percent, respectively.

Net income for the 16-week fourth quarter increased 24% to $296.8 million, or $0.62 per diluted share, from $239.4 million, or $.51 per diluted share, during the 16-week fourth quarter of fiscal 2003. Net income for fiscal 2004 increased 22% to $882.4 million, or $1.85 per diluted share, from $721.0 million, or $1.53 per diluted share during fiscal year 2003.

In addition to reporting fourth quarter and fiscal year 2004 operating results, the Company today also reported net sales of $4.53 billion for the month of September, the five weeks ended October 3, 2004, an increase of 11% from $4.07 billion in the same five-week period of the prior fiscal year. On a comparable warehouse basis sales increased 8% during this five-week period.

Comparable sales for the 5-week September sales period ended October 3, 2004 were as follows:

5 Weeks
US	8%
International	9%

Total Company	8%

Reported net sales were reduced by the implementation of EITF 03-10. Had sales for the 5-week period last year been reported under EITF 03-10, the total Company reported net sales increase would have been 12 percent and the Company comparable sales increase would have been 9 percent.

A conference call to discuss these fiscal 2004 fourth quarter and year-end results, as well as the September sales results, is scheduled for 7:00 a.m. (PDT) today, October 7, 2004, and is available via a webcast on www.costco.com (go to Customer Service, Investor Relations, Financial Releases and click on the “Live Webcast” icon).

Costco currently operates 442 warehouses, including 327 in the United States and Puerto Rico, 63 in Canada, 15 in the United Kingdom, five in Korea, three in Taiwan, five in Japan and 24 in Mexico. The Company also operates Costco Online, an electronic commerce web site, at www.costco.com. The Company plans to open ten additional new warehouses (including the relocation of two existing warehouses to larger and better-located facilities) prior to the end of the 2004 calendar year.

Certain statements contained in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects, or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions including exchange rates, the effects of competition and regulation, consumer and small business spending patterns and debt levels, rising costs associated with employees (including health care and workers’ compensation costs), conditions affecting the acquisition, development, ownership or use of real estate, actions of vendors, and other risks identified from time to time in the Company’s public statements and reports filed with the SEC.

Contacts: Costco Wholesale Corporation

Richard Galanti, 425/313-8203

Bob Nelson, 425/313-8255

Jeff Elliott, 425/313-8264

COSTCO WHOLESALE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

(unaudited)

	16 Weeks Ended August 29, 2004	16 Weeks Ended August 31, 2003	52 Weeks Ended August 29, 2004	52 Weeks Ended August 31, 2003
REVENUE
Net sales	$14,832,939	$13,416,845	$47,145,712	$41,692,699
Membership fees	306,362	272,884	961,280	852,853

Total revenue	15,139,301	13,689,729	48,106,992	42,545,552
OPERATING EXPENSES
Merchandise costs	13,229,605	11,987,752	42,092,016	37,235,383
Selling, general and administrative	1,430,131	1,318,259	4,597,877	4,097,398
Preopening expenses	11,558	5,528	30,451	36,643
Provision for impaired assets and closing costs	2,500	4,000	1,000	19,500

Operating income	465,507	374,190	1,385,648	1,156,628
OTHER INCOME (EXPENSE)
Interest expense	(10,911)	(11,734)	(36,651)	(36,920)
Interest income and other	16,464	12,729	51,627	38,525

INCOME BEFORE INCOME TAXES	471,060	375,185	1,400,624	1,158,233
Provision for income taxes	174,292	135,759	518,231	437,233

NET INCOME	$296,768	$239,426	$882,393	$721,000

NET INCOME PER COMMON SHARE:
Basic	$0.64	$0.52	$1.92	$1.58

Diluted	$0.62	$0.51	$1.85	$1.53

Shares used in calculation (000’s)
Basic	461,268	457,187	459,223	456,335
Diluted	485,073	480,384	482,459	479,326